                                 SCHEDULE 13D

CUSIP No. 743 39P 101                                        Page 16 of 20 Pages




                                                                Exhibit 6

                                 SCHEDULE 13D

CUSIP No. 743 39P 101                                        Page 17 of 20 Pages




                               ROBERT L. DANIELS
                              20 University Road
                        Cambridge, Massachusetts 02138


                                         December 8, 1997


BY HAND

Paul D. Birch
Clerk
Project Software & Development, Inc.
100 Crosby Drive
Bedford, Massachusetts 01730

Dear Paul:

          The undersigned, holder of record of at least 1,039,502 shares of the common stock of Project Software & Development, Inc. (the "Company") and the beneficial owner of 3,190,760 Common shares, pursuant to Section 4.3 of the Company's bylaws, hereby provides notice of his intention to nominate Alan L. Stanzler for election as a director at the Company's annual meeting of stockholders currently scheduled for February 10, 1998. Information required pursuant to Regulation 14A under the Securities Exchange Act of 1934 regarding Mr. Stanzler is attached hereto, as is his consent to such nomination and to serve as a director, when elected.

          I understand from documents supplied to me by you that my address, as it appears on the Company's stock records, is c/o Foley, Hoag & Eliot, 1 Post Office Sq., Boston, MA 02109.

                                            Cordially,


                                            /s/ Robert L. Daniels
                                            Robert L. Daniels

                                 SCHEDULE 13D

CUSIP No. 743 39P 101                                        Page 18 of 20 Pages




     Information Concerning Nominees for Election
     --------------------------------------------
     to Board of Directors of Project Software & Development, Inc. ("PSDI")
     ----------------------------------------------------------------------

1.   The nominee is:       Alan L. Stanzler
                           One Boston Place, 37th Floor
                           Boston, MA 02108

     Mr. Stanzler was a director of the Company from June 1992 until March 1994, and was Clerk of the Company from May 1990 until September 1996. Robert L. Daniels has agreed to finance Mr. Stanzler's expenses in connection with his efforts to be elected a director of the Company and has agreed to indemnify Mr. Stanzler against certain liabilities Mr. Stanzler may incur in connection with such efforts. Mr. Stanzler is 54 years old.

2. Since July 1, 1995, Mr. Stanzler has been a member of the law firm of Davis, Malm & D'Agostine, P.C., One Boston Place, Boston, MA 02108. From 1978 through June 30, 1995, Mr. Stanzler was a member of the law firm of Finnegan & Stanzler, P.C. in Boston, MA.

3. Mr. Stanzler has not, during the past ten years, been convicted in a criminal proceeding exclusive of traffic violations and similar misdemeanors, nor has he, during the past five years, been involved in any legal proceedings of the type requiring disclosure under 401(f) of the Regulation S-K.

4. Mr. Stanzler beneficially owns (within the definition of Rule 13d-3 of the Securities Exchange Act of 1934), 143,000 shares of the Company's common stock including 37,500, 45,000 and 37,500, respectively as Trustee of the Kenneth L. Daniels Irrevocable Trust, The Gregory J. Daniels Irrevocable Trust and The Marc D. Daniels Irrevocable Trust; 9,000 shares underlying options granted under the Company's 1994 Stock Option Plan; and 14,000 shares underlying Stock Appreciation Rights ("SAR") granted by Robert L. Daniels exercisable for five years from December 8, 1997.

5. Other than as set forth above, Mr. Stanzler does not own beneficially or of record any shares of the Company's common stock.

6. Other than as set forth below, Mr. Stanzler has not purchased or sold any of the Company's securities within the past two years.

          Date                 No. of Shares        Purchase (P)/Sale(S)
          ----                 -------------        --------------------
          5/17/96              3,000                       S

                                 SCHEDULE 13D

CUSIP No. 743 39P 101                                        Page 19 of 20 Pages



          6/13/96              3,000                       S

          12/12/96             1,000                       S
          12/12/96             2,000                       S

          4/22/97              1,500                       P

          6/18/97              1,500                       S

          4/18/97 (IRA)        900                         S

          4/21/97 (IRA)        900                         P

          4/3/97 (IRA)         1,000                       P

          6/18/97 (IRA)        1,000                       S

7. Other than the SAR described in Paragraph 4 above, Mr. Stanzler is not party to any contract, arrangement or understanding regarding the securities of PSDI except that Mr. Daniels has agreed to indemnify Mr. Stanzler against certain liabilities, and to reimburse him for certain expenses, incurred in connection with the solicitation of proxies in support of efforts to elect Mr. Stanzler as a director of PSDI. Copies of the SAR Agreement, Indemnification Agreement and Reimbursement Agreement are attached hereto and incorporated herein by reference.

8. Robert L. Daniels may be deemed an associate of Mr. Stanzler. Mr. Stanzler refers to Amendment No. 3 to Mr. Daniels' Schedule 13D filed with the Securities & Exchange Commission on or about November 25, 1997 for information regarding the Company's securities beneficially owned by Mr. Daniels.

9. Upon election to the board, Mr. Stanzler intends to assist Mr. Daniels in his efforts as a director of the Company to attract potential purchasers for the Company at a premium to the current market price for the Company's common stock.

10. Mr. Stanzler is not party to any legal proceeding of the type described in Instruction 4 to Item 103 of Regulation S-K.

11. Mr. Stanzler is not, and has not been since the beginning of PSDI's last fiscal year, party to a transaction of the type required to be disclosed pursuant to Items 404(a), (b) or (c) of Regulation S-K.

                                 SCHEDULE 13D

CUSIP No. 743 39P 101                                        Page 20 of 20 Pages






                               ALAN L. STANZLER


          The undersigned hereby consents to being nominated by Robert L. Daniels for election as a director of Project Software & Development, Inc., to being named in a proxy statement for that purpose and to serving as a director if elected.

Dated: December 8, 1997


                                          /s/ Alan L. Stanzler
                                          --------------------------------------
                                          Alan L. Stanzler